Exhibit 99.1

COMPANY	Arthur W. Hicks, Jr.
CONTACT:	President and COO
(508) 533-4300

FOR IMMEDIATE RELEASE

CYBEX ANNOUNCES SECOND QUARTER RESULTS

MEDWAY, MA, July 24, 2012 — Cybex International, Inc. (NASDAQ: CYBI), a leading U.S. manufacturer of premium exercise equipment, today reported results for its second quarter ended June 30, 2012. Net sales for the second quarter of 2012 were $30.8 million, compared to $32.6 million for the corresponding 2011 period. The Company reported a net loss for the second quarter of 2012 of $1.2 million, or $0.07 per diluted share, compared to a net loss of $0.6 million, or $0.03 per diluted share, for the corresponding 2011 period.

For the six months ended June 30, 2012, net sales were $68.1 million, compared to $63.6 million for 2011. The loss for the six months ended June 30, 2012 was $0.7 million, or $0.04 per diluted share, compared to a net loss of $0.2 million, or $0.01 per diluted share, for 2011.

The above results include litigation charges of $1.3 million and $1.6 million for the quarter and six months ended June 25, 2011, respectively, and litigation charges (reduction) of ($30,000) and $63,000 for the quarter and six months ended June 30, 2012, respectively, related to the Barnhard product liability judgment. As previously reported, this litigation was settled during the first quarter of 2012.

Cybex Chairman and CEO John Aglialoro stated, “As indicated in our Q1 earnings release, sales were sluggish through much of Q2 which we believe reflects uncertainty in the general economy. While it is difficult in the current environment to predict the short-term impact of economic conditions, we remain optimistic about sales prospects over the longer-term.”

Cybex President and COO Art Hicks stated, “We are scheduled to introduce the 525 series of cardio products in Q4. This line is targeted to better reach light commercial market segments which feature lower price points, valuing durability and ease of use. Profit margins continued to be negatively impacted in Q2 by several factors, including product mix and the initial manufacturing costs of new products. The Cybex team is working diligently to improve profit margins although significant progress is not anticipated until Q4 when among other things we expect to see cost improvements in products introduced earlier in the year.”

The Company will host a conference call today, Tuesday, July 24, 2012, at 4:30 p.m. ET to discuss second quarter financial results and answer questions from the investor audience. Those who wish to participate may dial toll-free (877) 545-1414 from the U.S. or (719) 325-4833 for international callers. A live webcast of the conference call will also be available on the Company’s website at www.cybexintl.com in the About Cybex, Press section. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available starting today at 7:30 p.m. ET and lasting through Friday, August 3, 2012 by dialing (877) 870-5176 from the U.S. or (858) 384-5517 for international callers. The access code for the replay is 7044516.

About Cybex

Cybex International, Inc. is a leading manufacturer of premium exercise equipment primarily for commercial use. The Cybex product line, including a full range of strength and cardio training machines, is designed using exercise science to reflect the natural movement of the human body. Led by the Cybex Research Institute, Cybex fitness equipment is engineered to produce optimal results for users from the first-time exerciser to the professional athlete. Cybex designs and builds its products in the USA for a wide range of facilities, from commercial health clubs to home gyms, in more than 85 countries worldwide. For more information on Cybex and its products, visit the Company’s website at www.cybexintl.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, the ability of the Company to comply with the terms of its credit facilities, competitive factors, technological and product developments, market demand, economic conditions, and the resolution of litigation involving the Company. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Report on Form 10-K for the year ended December 31, 2011, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated April 12, 2012.

- Financial Tables to Follow -

CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 25,	June 30,	June 25,
	2012	2011	2012	2011

Net sales	$30,800	$32,564	$68,059	$63,575

Cost of sales	21,736	21,560	46,744	41,325

Gross profit	9,064	11,004	21,315	22,250

As a percentage of sales	29.4%	33.8%	31.3%	35.0%

Selling, general and administrative expenses	9,930	9,952	21,349	20,413

Litigation charge (reduction)	(30)	1,288	63	1,643

Operating income (loss)	(836)	(236)	(97)	194

Interest expense, net	358	265	615	541

Loss before income taxes	(1,194)	(501)	(712)	(347)

Income tax expense (benefit)	13	54	25	(171)

Net loss	$(1,207)	$(555)	$(737)	$(176)

Basic and diluted net loss per share	$(0.07)	$(0.03)	$(0.04)	$(0.01)

Shares used in computing basic and diluted net loss per share	17,128	17,120	17,124	17,120

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CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	June 26,	December 31,
	2012	2011

ASSETS

Current assets:

Cash and cash equivalents	$3,999	$11,958

Accounts receivable, net	16,837	20,251

Inventories	13,541	13,584

Prepaid expenses and other	1,956	2,070

Barnhard litigation related receivable	—	7,561

Total current assets	36,333	55,424

Property and equipment, net	27,825	28,194

Other assets	1,023	1,025

	$65,181	$84,643

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Current maturities of long-term debt	$2,061	$1,520

Accounts payable	4,367	5,364

Accrued expenses	12,831	13,674

Barnhard litigation reserve	—	27,004

Total current liabilities	19,259	47,562

Long-term debt	20,833	12,769

Other liabilities	5,802	4,674

Total liabilities	45,894	65,005

Stockholders’ equity	19,287	19,638

	$65,181	$84,643

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